Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Melissa Muscio
Sterling Communications, Inc.
Tel: 415/749-6550
Fax: 415/749-6551
Email: mmuscio@sterlingpr.com

Richard Lucien
Centura Software Corporation
Senior Vice President, Finance
Chief Financial Officer
Tel: 650/596-4824
Email: investor.relations@centurasoft.com

Centura Software Secures $100 Million in Equity Financing

-- Funding will support Centura's growth and market development opportunities --

Redwood Shores, Calif. Sept. 13, 2000 - Centura Software Corp. (Nasdaq: CNTR), a global provider of solutions that mobilize the enterprise, today announced that it entered into a firm commitment agreement to issue up to $100 million in common stock. Pursuant to a purchase agreement with institutional investor Majjes Limited, Centura may draw down incremental capital at its own discretion, pursuant to equity market conditions. Rochon Capital Group, Ltd. acted as placement agent in the transaction.

Centura's expertise lies in providing Global 2000 companies with the ability to extend business information systems to wireless, mobile devices and smart embedded systems, enabling secure real-time m-Business. Centura will use the new equity facility to gain market share in the mobile and embedded markets by funding cash-based acquisitions, as well as expanding and enhancing market and product development opportunities.

"It is extremely gratifying that Majjes Limited has shown support for both our vision and our ability to execute it," said Scott Broomfield, Centura chief executive officer and president. "The additional financing will assist us in continuing to solidify our leadership position in mobilizing the enterprise via our secure real-time wireless e-Business solutions and to expand strategic partnerships with industry leaders such as, Palm, Symbol, Merant and Intermec."

Broomfield continued, "This form of equity financing is the best of both worlds, giving us access to capital in a less dilutive fashion. Proceeds will be used to accelerate growth in the wireless, mobile enterprise and embedded markets, while supporting our goal to build shareholder value."

Phil Neiman, president of Rochon Capital Group commented, "Centura's expertise in secure real-time wireless, mobile enterprise and embedded solutions is unparalleled in the industry. The new funds represented by this financing will enhance Centura's ability to develop new products, add significant partners and grow an already-solid customer base."

Safe Harbor

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to the failure to satisfy the conditions set forth in the Company's agreement with Majjes Limited, the Company's failure to timely develop new products which gain market acceptance, failure of the Company's significant resellers or distributors to renew agreements, delays in the timing of orders for the Company's products and services, significant changes in the business environment in which the Company operates and the other risks detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-K for the fiscal year ended Dec. 31, 1999.

Centura Software Corporation

Headquartered in Redwood Shores, Calif., Centura is a leading global provider of solutions that mobilize the enterprise. The Company's suite of integrated mobile enterprise products enables secure, real-time business across an array of devices. Developers and IT decision makers worldwide have relied on Centura's rich and innovative technology offerings and its world-class professional services since 1984. The Company integrates its solutions in various business systems worldwide including healthcare, manufacturing, telecommunications and financial industries for customers such as ADP, Merck, Xerox, Hewlett-Packard, Deutsche Bank and Southern Company. Centura has 19 offices worldwide, including locations in North America, Latin America, Asia/Pacific, Europe, the Middle East and Africa. For more information about Centura, visit http://www.centurasoft.com.

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